EXHIBIT 10.6

FORM OF SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”) is made as of                            , 20    , between Harte-Hanks, Inc., a Delaware corporation (the “Company”), and                            (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is currently employed by the Company and is an integral part of the management of the Company;

WHEREAS, the Company desires to retain certain key management personnel such as the Executive and, accordingly, desires to enter into this Agreement with the Executive in order to encourage the Executive’s continued service to the Company; and

WHEREAS, the Executive is prepared to commit such services in return for specific arrangements with respect to severance compensation;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, this Agreement sets forth benefits which the Company will pay to Executive in the event of termination of Executive’s employment under the circumstances described herein:

1.                                      Term.  This Agreement shall have a term of five years commencing on the date of this Agreement (the “Effective Date”) and ending on the fifth anniversary of such date, unless the Executive’s employment with the Company is earlier terminated under circumstances that do not give rise to any payments or benefits under Section 3(a) hereof (the “Term”).

2.                                      Definitions.

(a)                                 Cause.  For “Cause” means that the Board determines in good faith that the Executive shall have:

(i)                                     committed an intentional material act of fraud or embezzlement in connection with his duties or in the course of his employment with the Company;

(ii)                                  committed intentional wrongful material damage to property of the Company;

(iii)                               committed intentional wrongful disclosure of material secret processes or material confidential information of the Company;

(iv)                              been convicted of, or entered a guilty or no contest plea to, a felony or other crime involving dishonesty or moral turpitude;

(v)                                 committed a material breach of the Company’s insider trading, corporate ethics and compliance policies, or any other board-adopted policies applicable to management conduct; or

(vi)                              committed substantial, willful and repeated failures to perform duties which (x) are appropriate for Executive’s position as reasonably instructed by (or on behalf of) the Board or Chief Executive Officer of the Company in writing, and (y) have not been cured within 30 days of Executive’s receipt of notice of such failures.

For the purposes of this Agreement, no act, or failure to act, on the part of the Executive will be deemed “intentional” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

(b)                                 Common Stock.  “Common Stock” shall mean the Company’s common stock.

(c)                                  Code.  The “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)                                 Disability.  “Disability” shall have the meaning given to disability in the Company’s long-term disability insurance plan.

(e)                                  Payment Date.  “Payment Date” shall mean the date that is 60 days following the Termination Date, subject to Section 12 if the Executive is a specified employee.

(f)                                   Severance Compensation.  The “Severance Compensation” shall be a lump sum cash amount equal to the product of 1.5 multiplied by the annual base salary of the Executive in effect immediately prior to the Termination Date.

(g)                                  Termination Date.  The “Termination Date” shall be the date upon which the Executive or the Company terminates the employment of the Executive and such termination constitutes a “separation from service,” as defined and applied in Section 409A of the Code.

3.                                      Rights of Executive Upon Termination Without Cause.

(a)                                 Provided the Executive has executed and delivered the release described in Section 7 below, if the Company terminates the Executive’s employment (i.e., the Executive separates from service) during the Term other than for any of the following reasons:

(1)                                 the Executive dies;

(2)                                 the Executive suffers a Disability and is unable to work (with or without reasonable accommodation); or

(3)                                 for Cause.

then (A) the Company shall, on the Payment Date, pay the Executive a lump sum cash payment equal the Severance Compensation; (B) from the Termination Date through the earliest to occur of (i) the eligibility of Executive to participate in an another employer’s employer-sponsored health plan or (ii) the beginning of the 19th month following the Termination Date, the Company and the Executive agree that if the Executive elects COBRA coverage consistent with the Executive’s current healthcare elections, (x) the Executive shall pay for COBRA coverage only that amount that the Executive currently pays for the Executive’s healthcare coverage based on such elections, and (y) the Company shall pay the balance of the Executive’s COBRA premium based on such elections; and (C) all outstanding, unvested shares of time vesting restricted Common Stock held by the Executive shall automatically become fully vested as of the Executive’s Termination Date (provided, that all other outstanding equity or equity-based awards held by the Executive shall continue to be governed by their terms).

(b)                                 Severance Compensation pursuant to this Section 3 will not be subject to set-off or mitigation.

(c)                                  In the event the Executive’s termination of employment gives rise to payments and benefits under that certain Amended and Restated Severance Agreement, by and between the Company and the Executive, dated                   , 20     (the “Change in Control Severance Agreement”), Executive shall not be eligible to receive any payments or benefits under this Agreement.

(d)                                 In the event that any payments to which Executive becomes entitled in accordance with this Agreement would constitute a parachute payment under Section 280G of the Code, then such payments, when added to any other payments made to Executive that would constitute parachute payments under Section 280G of the Code will be subject to reduction to the extent necessary to assure that Executive receives only the greater of (i) the amount of those payments which would not exceed 2.99 times Executive’s “base amount” within the meaning of Section 280G of the Code or (ii) the amount which yields Executive the greatest after-tax amount after taking into account any excise tax imposed under Section 4999 of the Code on and “excess parachute payments” provided to Executive under this Agreement and on any other benefits or payments to which Executive may be entitled in connection with any change in the ownership, effective control or ownership of a substantial portion of the assets of the Company or the subsequent termination of Executive’s employment.  Any reduction pursuant to this Section 3(d) shall be accomplished in the following manner:  first, by reducing the payment of the Severance Compensation; if necessary, second by reducing the payment of any amounts equivalent to COBRA premiums; if necessary, third, by reducing the accelerated vesting of time vesting restricted Common Stock (in an order among such awards as is reasonably acceptable to Executive).

4.                                      Retention Bonus.  Provided that the Executive is employed by the Company or one of its subsidiaries on July 1, 2014, the Company shall on the next following payroll date pay the Executive a one-time retention bonus in an amount equal to 30% of the Executive’s then-current base salary.

5.                                      Successors, Binding Agreement.  This Agreement will be binding upon the Company, its successors and assigns, and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

6.                                      Notice.  For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given only if (i) delivered personally or by overnight courier, (ii) delivered by facsimile transmission with answer back confirmation, (iii) mailed (postage prepaid by certified or registered mail, return receipt requested) (effective upon actual receipt), or (iv) delivered by electronic communication to the address below.  An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this letter if sent with return receipt requested to the electronic mail address specified by the receiving party.  Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party.  Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a non-electronic form (“Non-electronic Notice”) which shall be sent to the requesting party within five days after receipt of the written request for Non-electronic Notice.  Any party from time to time may change its address, facsimile number, electronic mail address, or other information for the purpose of notices to that party by giving written notice specifying such change to the other party hereto.

If to the Executive:

[Executive]

If to the Company:

Harte-Hanks, Inc.

9601 McAllister Freeway, Suite 610

San Antonio, Texas 78216

Attention:  General Counsel

Email:  general.counsel@harte-hanks.com

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7.                                      Release.  In consideration for the benefits and payments provided for under Section 3(a) of this Agreement, unless such requirement is waived by the Board in its sole discretion, the Executive agrees to execute a release acceptable to the Company releasing the Company, its subsidiaries, stockholders, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind, including but not limited to all claims or causes of action arising out of the Executive’s employment with the Company or the termination of such employment.  The Executive shall execute such release prior to or as soon as practicable after his Termination Date.

8.                                      Miscellaneous.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the substantive laws of the State of Texas (to the extent not preempted by federal law), without regard to principles of conflicts of law. This Agreement replaces any prior agreement between the Company and the Executive providing for benefits upon separation, severance or change in control, except for the Change in Control Severance Agreement, which shall continue in full force and effect.

9.                                      Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10.                               Employment Rights.  Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company. Notwithstanding any other provision hereof to the contrary, the Executive may, at any time during his employment with the Company upon the giving of 30 days prior written notice, terminate his employment.  If this Agreement or the employment of the Executive is terminated under circumstances in which the Executive is not entitled to any Severance Compensation, neither the Executive nor the Company shall have any further obligation or liability hereunder.

11.                               Withholding of Taxes.  The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

12.                               Section 409A.  Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” (as defined and applied in Section 409A of the Code) as of the Termination Date, to the extent any payment under this Agreement constitutes deferred compensation (after taking into account any applicable exemptions under Section 409A of the Code) and to the extent required by Section 409A of the Code, the Executive shall not be entitled to any payments under this Agreement until the earlier of (a) the first day following the six-month anniversary of the Termination Date, or (b) the Executive’s date of death.  For purposes of Section 409A of the Code, each “payment” (as defined by Section 409A of the Code) made under this Agreement shall be considered a “separate payment.”  In addition, for purposes of Section 409A of the Code, payments shall be deemed exempt from Section 409A of the Code to the full extent possible under the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4) and (with respect to amounts paid no later than the second calendar year following the calendar year containing the Termination Date) the “two-years/two-times” separation pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which are hereby incorporated by reference.

13.                               Extension of Restrictive Covenants.  Executive agrees that if Executive receives Severance Compensation, the time periods for the non-competition and non-solicitation covenants contained in Executive’s Employment Restrictions Agreement dated                      (the “ERA”) shall be extended to be a period of years equal to the multiple specified in 2(f) for calculation of Severance Compensation, in each case (i) only to the extent such period is longer than the one already established for such covenant under the ERA, and (ii) subject to Article Six of the ERA.  Executive agrees that the ERA is necessary to protect the Company’s confidential and proprietary information and business goodwill.  Executive further acknowledges that the time, geographic and scope limitations of the restrictive covenants in the ERA, as extended hereby in the event that Executive is to receive Severance Compensation, are reasonable, especially in light of the Company’s desire to protect its confidential and proprietary information, and that Executive will not be precluded from gainful employment pursuant to his non-competition and other obligations as provided in ERA, as extended hereby in the event that Executive is to receive Severance Compensation.

14.                               Compensation Recoupment.  Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”), the Severance Compensation shall not be deemed fully earned or vested, even if paid or distributed to Executive, if the Severance Compensation or any portion thereof is deemed incentive compensation and subject to recovery, or “clawback” by the Company pursuant to the provisions of the Act and any rules or regulations promulgated thereunder or by any stock exchange on which the Company’s securities are listed (the “Rules”).  In addition, Executive hereby acknowledges that this Agreement may be amended as necessary and/or shall be subject to any recoupment policies adopted by the Company to comply with the requirements and/or limitations under the Act and the Rules, or any other federal or stock exchange requirements, including by expressly permitting (or, if applicable, requiring) the Company to revoke, recover and/or clawback the Severance Compensation.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Severance Agreement effective as of the Effective Date.

HARTE-HANKS, INC.

By:
Name:
Title:

EXECUTIVE

By:
Name:
Title: